Exhibit (d)(10)

Schedule A

Funds Managed by Sub-Adviser

Innovator Equity Managed Floor ETF®

Innovator Equity Managed 10 Buffer ETF™

Innovator Equity Managed 100 Buffer ETF™

Innovator International Developed Managed 10 Buffer ETF™

Innovator International Developed Managed Floor ETF®

Innovator Nasdaq-100® Managed 10 Buffer ETF™

Innovator Nasdaq-100® Managed Floor ETF®

Innovator U.S Small Cap Managed 10 Buffer ETF™

Innovator U.S. Small Cap Managed Floor ETF®